EXHIBIT 99.2

MoSys Prices $20 Million Registered Direct Offering

Santa Clara, Calif. — Dec. 7, 2010 — MoSys, Inc. [NASDAQ: MOSY], a leading architect of high-density memory and high-speed interface (I/O) intellectual property and related integrated circuits, today announced a registered direct equity financing of $20.0 million by issuing common stock from its existing shelf registration statement. The company has entered into purchase agreements with a small number of investors to buy 4,450,000 shares of common stock at a price of $4.00 per share.  In addition, Leonard Perham, the Company’s chief executive officer and a director, and Carl Berg, a director, have entered into agreements with the company to purchase 275,000 and 230,000 shares of common stock, respectively, at the closing market price on December 6, 2010 of $4.38 per share.  The company conducted the financing without the services of a placement agent or underwriter. Net proceeds of the transaction (after expenses of the offering) to the company are expected to be approximately $19.9 million. The offering is expected to close on December 10, 2010.

The company intends to use the net proceeds of the offering for general corporate purposes, including working capital.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying base prospectus.

This offering is being made pursuant to an existing effective shelf registration statement and is being made directly by the company.  A prospectus supplement and the accompanying base prospectus will be filed with the Securities and Exchange Commission.  Copies of the prospectus supplement and base prospectus relating to the offering may be obtained from MoSys, Inc., 3301 Olcott Street, Santa Clara, CA 95054, Attention: Jim Sullivan, Chief Financial Officer; Email: jsullivan@mosys.com; Phone: (408)418-7500.

About MoSys

MoSys, Inc. (NASDAQ: MOSY) is a leading architect of serial chip-to-chip communications solutions that deliver unparalleled bandwidth performance for next generation networking systems and advanced system-on-chip (SoC) designs. MoSys’ Bandwidth Engine(TM) family of ICs combines the company’s patented 1T-SRAM(R) high-density memory technology with its high-speed 10 Gigabits per second (Gbps) SerDes interface (I/O) technology. A key element of Bandwidth Engine technology is the GigaChip(TM) Interface, an open, CEI-11 compatible interface developed to enable highly efficient serial chip-to-chip communications. MoSys’ IP portfolio includes SerDes IP and DDR3 PHYs that support data rates from 1 - 11 Gbps across a variety of standards. In addition, MoSys offers its flagship, patented 1T-SRAM and 1T-Flash(R) memory cores, which provide a combination of high-density, low power consumption, high-speed and low cost advantages for high-performance networking, computing, storage and consumer/graphics applications. MoSys IP is production-proven and has shipped in more than 325 million devices. MoSys is headquartered in Santa Clara, California. More information is available on MoSys’ website at http://www.mosys.com.

MoSys, 1T-SRAM and 1T-Flash are registered trademarks of MoSys, Inc. The MoSys logo, Bandwidth Engine and GigaChip are trademarks of MoSys, Inc. All other marks mentioned herein are the intellectual property of their respective owners.

Investor Relations Contact:

Shelton Group Investor Relations

Beverly Twing, Sr. Account. Mgr.

+1 (972) 239-5119 x126

btwing@sheltongroup.com